Exhibit 10.23

SUPPLEMENTAL AGREEMENT TO

DEVELOPMENT AND LICENSE AGREEMENT

THIS SUPPLEMENTAL AGREEMENT TO DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of February 20, 2003 (the “Effective Date”), by and between Horizon Navigation, Inc., a California corporation, having its principal place of business at 4701 Patrick Henry Drive, Suite 1301, Santa Clara, California 95054 (“Horizon”), and Cobra Electronics Corporation, a Delaware corporation, having its principal place of business at 6500 West Cortland Street, Chicago, Illinois 60707 (“Cobra”).

RECITALS

WHEREAS, Horizon and Cobra have entered into a Development and License Agreement dated January 8, 2003 (the “License Agreement”) pursuant to which Cobra shall develop, manufacture and sell a line of portable mobile GPS receiver products that incorporate and utilize Horizon’s navigation technology (the “Products”);

WHEREAS, Horizon has licensed “Licensed NAVTECH Data” pursuant to a Data License Agreement (the “Data License Agreement”) dated June 1, 2002, between Navigation Technologies Corporation (“NT”) and Horizon Navigation, Inc. (“Horizon”) and the related Territory License No. 1 (the “Territory License”) dated June 1, 2002 (collectively, the “Horizon/NT Agreements”).

WHEREAS, the parties desire that Horizon compile the Licensed NAVTECH Data by Horizon for use with the Cobra Products and provide Cobra with a master copy of the compiled Licensed NAVTECH Data in order for Cobra to copy and distribute such compiled Licensed NAVTECH Data to End-Users, and to distributors, dealers and retailers for resale to End-Users; and

WHEREAS, the parties desire to supplement the License Agreement in order to set forth additional terms and conditions pursuant to which the Licensed NAVTECH Data shall be provided to and distributed by Cobra.

NOW, THEREFORE, in furtherance of the relationship between the parties, and in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1. RELATIONSHIP TO LICENSE AGREEMENT/DEFINITIONS. This Agreement shall amend and supplement the License Agreement as set forth herein. Except as specifically set forth herein: (i) initial capitalized terms shall be as defined in the License Agreement or the Horizon/NT Agreements, as applicable; (ii) all terms and conditions of the License Agreement not inconsistent with the terms of this Agreement shall apply to the Licensed NAVTECH Data; and (iii) to the extent there is any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the License Agreement, this Agreement shall apply.

2. COMPILATION SERVICES.

2.1    Compilation. Within thirty (30) days of each anniversary of the Product Launch, or upon mutual agreement of the parties, Horizon will compile and deliver to Cobra at no charge a master copy of the most current release of the Licensed NAVTECH Data for use with the Products. Horizon will compile and deliver the most current release of the Licensed NAVTECH Data at other times when as requested by Cobra, provided Cobra will pay all costs associated with such compilation. If any newly compiled Licensed NAVTECH Data contains new features that are not compatible with the Software then used by Cobra in its Products, if requested by Cobra, Horizon will provide, on a time and materials basis, any Software “patch,” upgrade or other modification necessary to enable such Licensed NAVTECH Data to be used in such Products. With respect to the Products being developed under the License Agreement, Horizon shall compile and deliver to Cobra, at Horizon’s expense, a master copy of the then current release of the Licensed NAVTECH Data at the time called for in the Work Schedule, or as otherwise required by Cobra.

2.2    Warranty of Compilation Services. Horizon represents and warrants that: (i) Horizon shall use its best efforts in performing the compilation services as set forth herein; (ii) the compilation services shall be performed in a professional and workmanlike manner in accordance with the highest applicable professional standards; (iii) Horizon personnel developing the Services shall have appropriate technical skills, training, experience and expertise to enable Horizon to perform its responsibilities set forth herein, provided the duration of the above warranties set forth in Sections 2.2(i)-(iii) with respect to any Deliverable included within a Product shall expire upon acceptance of the Deliverable by Cobra. Subject to Section 3, Horizon further represents and warrants that the compiled Licensed NAVTECH Data will operate in a commercially reasonable manner in conjunction with the then supported version(s) of the Navigation Technology incorporated in the Products. Horizon does not warrant or guarantee the accuracy or sufficiency of the underlying Licensed NAVTECH Data which shall be the sole responsibility of NT, subject to Section 3 below.

3.    NT WARRANTY AND CONDITIONS.

3.1    License Grant. Subject to Section 2.2, the Licensed NAVTECH Data is delivered to Cobra by Horizon without warranty except for such warranties as are extended by NT pursuant to the Horizon/NT Agreements. Horizon shall cooperate fully with Cobra in exercising any rights against NT as may arise under the Horizon/NT Agreement with respect to Licensed NAVTECH Data distributed by Cobra. Cobra acknowledges and accepts the terms and conditions of the license grant by NT under the Horizon/NT Agreements applicable to a distributor; provided, with respect to Section 9.0 of the Data License Agreement, Cobra shall have no obligation to provide more than five Test Products of each SKU; and provided further, with respect to Section 12.1 of the Data License Agreement, Cobra will place a discreet “Navtech-on-Board” notice, scaled to be smaller than Cobra or other logos, in the owners’ manual, on the back of the outer container or on the SD card label. Without limitation, Cobra agrees that it may sell copies of the Licensed NAVTECH Data (a) only to End-Users and to distributors, dealers and retailers for resale to End-Users, for the personal use of such End-Users with Cobra Products, (b) only in object code form, (c) only to End-Users who agree to substantially the same terms and conditions relating to usage, ownership and confidentiality of the Software and other Confidential Information as those contained in EXHIBIT D “END-USER TERMS” of the Territory License.

4. REPORTS AND ROYALTY PAYMENTS. On a quarterly basis Cobra will report to Horizon net sales of Products containing the Licensed NAVTECH Data by SKU, and make royalty payments with respect to those sales, including the applicable royalties due under the Horizon’s agreement with NavTech, as provided under the terms of the License Agreement.

5. TERM AND TERMINATION. This Agreement shall continue in force and effect until the termination of the License Agreement unless earlier terminated by mutual agreement of the parties; provided, that this Agreement shall terminate upon termination of the Horizon/NT Agreements. Horizon agrees not to voluntarily terminate the Horizon/NT Agreements without the prior written consent to Cobra, which consent shall not be unreasonably withheld. Any termination of this Agreement shall not automatically terminate the License Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

HORIZON NAVIGATION, INC.	COBRA ELECTRONICS CORPORATION

By: /S/ LAURA L. WHITE	By: /S/ MICHAEL SMITH

Laura L. White	Michael Smith

(Print Name)	(Print Name)

Title: President & CEO	Title: Senior Vice President & CFO

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